Exhibit 99.2
ARIAD Announces Global Phase 3 Clinical Trial Plans for AP23573 With Sarcoma Alliance and
Achievement of Key Regulatory Milestones at Investor & Analyst Day
CAMBRIDGE, Mass. and NEW YORK—(BUSINESS WIRE)—Feb. 15, 2007—ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that the Phase 3 clinical trial of oral AP23573, its novel mTOR inhibitor, will be conducted in patients with metastatic soft-tissue and bone sarcomas by the Sarcoma Alliance for Research through Collaboration (SARC) in cooperation with the Soft Tissue and Bone Sarcoma Group of the European Organization for Research and Treatment of Cancer (EORTC).
ARIAD also announced that it has reached agreement with the U.S. Food and Drug Administration (FDA) on the design and endpoints of this pivotal trial and that subsequently a Special Protocol Assessment (SPA) has been filed with the FDA for the trial based on the primary endpoint of progression-free survival (PFS). Similarly, a request for follow-up Protocol Assistance has been filed with the European Medicines Agency (EMEA). The FDA has previously granted fast-track status to AP23573 for the treatment of advanced sarcomas.
At the Company’s Investor & Analyst Day held today in New York, Robert G. Maki, M.D., Ph.D., Deputy Director of SARC, Co-Director of the Adult Sarcoma Program at Memorial Sloan-Kettering Cancer Center, Assistant Professor of Medicine at Weill Medical College of Cornell University — and one of the lead investigators of the Phase 3 trial — discussed how SARC and EORTC will work together with ARIAD to leverage their world-renowned network of sarcoma experts and clinicians for participation in the collaborative Phase 3 trial. Dr. Maki also presented details concerning the design and anticipated conduct of the AP23573 pivotal trial.
Dr. Maki indicated that oral AP23573 would be compared to placebo in patients with metastatic sarcomas, who had a favorable response to first-line or second-line chemotherapy, a time frame when they normally would not receive other therapies. Approximately 500 patients at 50 to 75 sites worldwide will be randomized (1:1) to study drug or placebo. The trial is 99% powered to detect a 50% increase in median PFS comparing the AP23573-treated arm with the placebo arm. Two interim analyses are planned, and patient enrollment is expected to begin as soon as agreement on the SPA is reached with the FDA, which is anticipated by early second quarter 2007. Updated projections concerning the overall duration of the trial will be provided once patient enrollment is ongoing at multiple centers in the U.S. and Europe. The current target is to complete enrollment within approximately two years of entry of the first patient; the second interim analysis is planned to coincide with full patient enrollment.
“Our newly established partnership with SARC, as well as FDA agreement on our Phase 3 trial design, mark important achievements for the global development of AP23573. The SARC/EORTC collaboration gives us access to the leading sarcoma centers of excellence for our pivotal trial,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Having reached agreement with the FDA on the major issues relating to the trial, the SPA should provide us with further confirmation of the patient population, primary and secondary endpoints, sample size, and the statistical analysis plan and enable us to begin enrolling patients promptly in the registration trial.”
Dr. Laurence H. Baker, Executive Director of SARC, Professor of Medicine and Pharmacology at the University of Michigan School of Medicine, Chairman of the Southwest Oncology Group (SWOG) and the principal investigator of the Phase 3 trial said, “SARC believes that this protocol achieved FDA agreement because it represents a consensus of an independent, international team of sarcoma experts. This is an historic opportunity for academic physicians to partner with industry to bring new, effective drugs to our sarcoma patients.”
These announcements were made at the Company’s Investor & Analyst Day held today in New York. The event featured interactive discussions with leading oncology experts specializing in the fields of sarcomas and leukemias. The discussion and slides used at the investor event will be available on the ARIAD website (http://www.ariad.com/investor) beginning today and will be archived for 30 days.

Commercial Opportunities for AP23573
Mr. Richard W. Pascoe, vice president and chief commercial officer of ARIAD, discussed the $48 billion global oncology market. He indicated that targeted therapeutics, including AP23573, if approved, are expected to be the drivers of market growth and outlined ARIAD’s market entry and market expansion strategies for AP23573. He estimated peak U.S. revenues of $300 million for AP23573 in sarcomas and a total peak revenue target for AP23573 in the U.S. of over $1 billion assuming successful development and approval of AP23573 in multiple indications. He also indicated that global markets are projected to be at least twice the size of the U.S. market.
Partnering Update
Mr. Pascoe also provided an update regarding ARIAD’s partnering efforts for AP23573 in oncology. He announced that ARIAD is currently negotiating detailed terms for a partnership with multiple pharmaceutical companies to develop and commercialize AP23573 in a broad range of oncology indications. The Company expects to complete the partnership agreement by early second quarter 2007.
Additional Clinical Updates
Camille L. Bedrosian, M.D., vice president and chief medical officer of ARIAD, provided further insights into the early clinical experience with AP23573, which led to the focus on advanced sarcomas as the first registration path.
George D. Demetri, M.D., Associate Professor of Medicine at Harvard Medical School, Director of the Center for Sarcoma and Bone Oncology at the Dana-Farber Cancer Center and a board member of SARC, provided a comprehensive overview of the Phase 2 clinical data on AP23573 in patients with advanced sarcomas in the context of the current treatment paradigm for such patients.
Paul A. Meyers, M.D., Vice Chair of Academic Affairs for the Department of Pediatrics at the Memorial Sloan-Kettering Cancer Center and a leader of the pediatric oncology collaboration within SARC, explained the current standard of care for pediatric sarcomas and the considerable unmet medical need in that patient population. Dr. Meyers also discussed the potential of new sarcoma treatments and the upcoming Phase 1 clinical trial of AP23573 in pediatric malignancies by the Pediatric Oncology Experimental Therapeutics Investigators Consortium (POETIC).
Development Candidate (AP24534) for Drug-Resistant CML
Timothy P. Clackson, Ph.D., senior vice president and chief scientific officer of ARIAD, and Michael W. Schuster, M.D., Professor of Clinical Medicine, Weill Medical College of Cornell University and Director, Bone Marrow and Stem Cell Transplant Program at the Weill-Cornell Medical Center, discussed the unmet medical need for effective treatments for drug-resistant chronic myeloid leukemia (CML).
Dr. Schuster reviewed the current standard of treatment for CML and the significant patient need for new treatments that can be used broadly in patients with CML — as front-line therapy and especially in those patients in whom drug resistance had developed. Dr. Schuster discussed this drug resistance as a serious and growing problem facing hematologists treating CML patients.
Dr. Clackson discussed AP24534, ARIAD’s Bcr-Abl kinase inhibitor with broad activity against the common mutant forms of Bcr-Abl including the T315I mutant, as well as the unmutated form of this oncogenic enzyme. Using data from well-established animal models, he showed dose-dependant tumor shrinkage and increased survival in response to oral AP24534. Dr. Clackson also discussed the product candidate’s potential market impact given its orally active formulation, potential for intermittent, less frequent dosing in the clinic and a selectivity profile that suggests possible oncology indications beyond CML. He reiterated ARIAD’s plans to file an investigational new drug (IND) application for AP24534, the

Company’s next oncology product candidate, in the second half of 2007. Initial clinical trials of AP24534 are planned for drug-resistant CML.
About SARC
The Sarcoma Alliance for Research through Collaboration (SARC) was organized by a group of sarcoma specialists in 2004 to facilitate sarcoma clinical research. SARC brings together expert sarcoma researchers and clinicians from twenty-four sarcoma centers of excellence in the United States. SARC by its charter promotes international collaboration in sarcoma clinical trials through its association with European sarcoma experts. In its short history, SARC has begun seven clinical trials, three of which have completed accrual. SARC is unique as a clinical trial organization in that its trials at the inception include pediatric and medical patients with sarcoma, because sarcomas affect people of all ages. SARC strives to bring all necessary resources to improve the care of patients with sarcoma and ultimately to find a cure.
About ARIAD
ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need — aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD’s lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.
Some of the matters discussed herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as “may”, “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the details of our planned Phase 3 trial for AP23573, our belief that AP23573 is a promising treatment for sarcoma, our expectations concerning the potential commercial opportunities for AP23573, if approved, including estimated revenues in the U.S. and worldwide, the negotiation of detailed terms for a partnership to develop and commercialize AP23573 for multiple oncology indications and the expected announcement of such an agreement during the second quarter of 2007, our clinical development plans for AP24534, our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner’s product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner’s product candidates, risks and uncertainties related to the potential acquisition of or other strategic transaction regarding the minority stockholders’ interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company’s public filings with the Securities and Exchange Commission (SEC), including ARIAD’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, as updated from time to time in our subsequent periodic and current reports filed with the SEC. The information contained in this document is believed to be current as of the date of original issue. The

Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.
CONTACT: Edward Fitzgerald
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     Andrea Johnston
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SOURCE: ARIAD Pharmaceuticals